Exhibit 10.17

Yoshiharu Global Co.

6940 Beach Blvd., Suite D-705

Buena Park, CA 90621

May 23, 2022

RE:	EMPLOYMENT OFFER LETTER

Dear Ryan,

This is an offer for the position of “Chief Finance Officer” at Yoshiharu Global Co., a Delaware corporation (the “Company”). We believe you will be an excellent addition to our management team, and are very much looking forward to having you on board.

The Company is pleased to offer you the following:

■	Term. May 23, 2022 – May 22, 2023. The term will auto renew annually, unless the Company determines not to renew the term with 60 days prior written notice to you.

■	Compensation. $144,000 with yearly adjustments based on performance. Please note that as a salaried, exempt employee there is no overtime paid.

■	Non-Compete Agreement and Employee Handbook. The Company’s standard non-compete and confidentiality agreement as well as employee handbook must be signed prior to the start date.

■	Restricted Stock Unit (RSU). The Company grants $56,000 worth of shares of RSU which will be vested in 3 months after employment and can be sold after one year. Detail terms and conditions of the RSU will be provided in a separate RSU agreement as a part of this offer letter.

Your employment with the Company is at-will, and the Company can terminate the employment relationship at any time without cause and without notice. In the role of CFO, you are expected to perform services for clients assigned by the Company, and carry out the professional duties and responsibilities by the means and manner which those shall be performed in accordance with principles and rules of professional conduct.

If you choose to accept this position with the Company, please sign and return it to us within 2 days from the date of this letter. Please feel free to call me any time if you have questions. Thank you, and we look forward to welcoming you to the family.

Best regards,

/s/ James Chae
James Chae
President & CEO

ACCEPTED AND AGREED TO

THIS 23rd DAY OF MAY 2022.

Signature:	/s/ Soojae Ryan Cho	Date:	May 23, 2022